Allegro Completes Sale of Biodiesel Plant and Related Assets

LOS ANGELES September 10, 2008 -- Allegro Biodiesel Corporation (OTC: ABDS) (“Allegro” or the “Company”) announced today that it has successfully completed the previously announced sale of its biodiesel plant and related assets to Consolidated Energy Holdings, LLC (“CEH”). Pursuant to the Interest Purchase Agreement, dated June 13, 2008, CEH purchased 100% of Allegro’s wholly-owned subsidiary, Vanguard Synfuels, LLC (“Vanguard”) which holds all of the Company’s biodiesel operations and related assets (the “Transaction”). The Transaction was approved by a majority of our shareholders acting pursuant to written consent.

As part of the consideration for the purchase of Vanguard, CEH paid Allegro the sum of $1,000, assumed approximately $2.9 million in senior secured debt, assumed approximately $400,000 in trade payables, assumed obligations of Allegro and/or Vanguard under existing employment agreements with employees of Allegro and of Vanguard and assumed the accrued compensation for certain Allegro employees that has accumulated since our Company-wide expense reduction plan, which was enacted on October 15, 2007. CEH has also been funding Vanguard’s operating expenses since both parties executed a Letter of Intent on May 16, 2008. Darrell Dubroc and Tim Collins, who are members of CEH and officers and directors of Allegro, resigned from their positions with Allegro upon close of the Transaction.

Allegro has eliminated all of its secured debt and most of its outstanding liabilities. Although the Company will no longer have operations on the closing date, the Company will continue as a publicly-traded corporation and will have several non-operating assets, including its remaining cash, its equity investment in Community Power Corporation (“CPC”) and Allegro’s claims on the assets in the escrow account that was established in connection with Allegro’s original acquisition of Vanguard.

The complete terms of the Transaction were detailed in Allegro’s Form 8-K that was filed on June 13, 2008.

Allegro is actively seeking and evaluating potential strategic transactions, either building upon its biomass gasification assets in the renewable energy industry or exploring other options.

Caution Regarding Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses expectations about future financial performance, future disclosures, or otherwise statements about the future, such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of our Annual Report on Form 10-KSB for the year ended December 31, 2007, and subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K.

Contact:
Tel: (310) 670-2093
Fax: (310) 670-4107
E-mail: info@allegrobio.com